SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:
  /  / Preliminary Proxy Statement
  /  / Confidential, for Use of the Commission Only
        (as permitted by Rule 14a-6(e)(2))
  /X/  Definitive Proxy Statement
  /  / Definitive Additional Materials
  /  / Soliciting Material Pursuant to Section240.14a-11(c) or Section240.14a-12

                                TUMBLEWEED, INC.
 -------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

 -------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
  /X/  No fee required.
  / /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
          (1)  Title of each class of securities to which transaction applies:
          (2)  Aggregate  number of securities to which transaction applies:
          (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
          (4) Proposed maximum aggregate value of transaction:
          (5) Total fee paid:
  / /  Fee paid previously with preliminary materials.
  / / Check box if any part of the fee is offset as provided by Exchange Act Rule 11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
          (1) Amount Previously Paid:
          (2) Form, Schedule or Registration Statement No.:
          (3) Filing Party:
          (4) Date Filed:

[GRAPHIC OMITTED]



April 11, 2001

Dear Stockholders:

         We are holding your 2001 Annual Meeting on Thursday, May 24, 2001, at 11 a.m., local time, at the Ramada Inn, 1041 Zorn Avenue, Louisville, Kentucky 40207. Matters on which action will be taken at the meeting are explained in detail in the Notice and Proxy Statement following this letter.

         We sincerely hope that you will be able to attend the meeting in person, and we look forward to seeing you. Whether or not you expect to be present, please complete, date, sign and mail the enclosed proxy in the envelope provided. If you attend the meeting, you may withdraw your proxy and vote your own shares.

                                          Sincerely,

                                          TUMBLEWEED, INC.


                                          /s/ Terrance A. Smith
                                          Terrance A. Smith
                                          President, Chief Executive Office and
                                          Director

[GRAPHIC OMITTED]









                                TUMBLEWEED, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 24, 2001

         The Annual Meeting of Stockholders of Tumbleweed, Inc. (Company) will be held at the Ramada Inn, 1041 Zorn Avenue, Louisville, Kentucky 40207 on Thursday, May 24, 2001, at 11 a.m., local time, for the following purposes:

         1. To elect three Class III directors for a term of three years to the Board of Directors.

         2. To approve the appointment of Ernst & Young LLP as the Company's auditors for the year 2001.

         3. To amend the Company's 1998 Stock Option and Incentive Compensation Plan (Plan) to increase the number of shares available for issuance under the Plan and for awards to employees and directors.

         4. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

         Only Stockholders of record at the close of business on March 30, 2001, are entitled to vote at the meeting.

         We hope you will be able to attend the meeting in person. Whether or not you expect to be present, please complete, date, sign, and mail the enclosed proxy in the envelope provided. If you attend the meeting, you may withdraw your proxy and vote your own shares.

                                         By Order of the Board of Directors,

                                         /s/ Terrance A. Smith
                                         Terrance A. Smith
                                         President, Chief Executive Officer
                                          and Director
April 11, 2001
Louisville, Kentucky

                                TUMBLEWEED, INC.
                           2301 RIVER ROAD, SUITE 200
                           LOUISVILLE, KENTUCKY 40206

             PROXY STATEMENT FOR 2001 ANNUAL MEETING OF STOCKHOLDERS

                               GENERAL INFORMATION

         The following Proxy Statement and the accompanying proxy card, first mailed to Stockholders on or about April 11, 2001, are furnished in connection with the solicitation by the Board of Directors of Tumbleweed, Inc., a Delaware corporation (the "Company"), of proxies to be used in voting at the Annual Meeting of Stockholders of the Company to be held on Thursday, May 24, 2001, at the Ramada Inn, 1041 Zorn Avenue, Louisville, Kentucky 40207 and at any adjournment(s) thereof (the "Annual Meeting").

         Any stockholder returning a proxy has the power to revoke it prior to the Annual Meeting by giving the Secretary of the Company written notice of revocation, by returning a later dated proxy or by expressing a desire to vote in person at the Annual Meeting. All shares of the Company's common stock, $.01 par value per share ("Common Stock"), represented by valid proxies received pursuant to this solicitation and not revoked before they are exercised will be voted in the manner specified therein. If no specification is made, the proxy will be voted (i) in favor of the election of the nominees for directors named in this Proxy Statement, (ii) in favor of the selection of Ernst & Young LLP as the Company's auditors for the year 2001, (iii) in favor of increasing the number of shares of Common Stock available for issuance and for grant of awards under the Stock Option and Incentive Compensation Plan and (iv) in accordance with the best judgment of the proxy holders on any other matter that may properly come before the Annual Meeting.

         The entire cost of soliciting these proxies will be borne by the Company. In following up the original solicitation of the proxies by mail, the Company will request brokers and others to send proxy forms and other proxy material to the beneficial owners of the Common Stock and will reimburse them for expenses incurred in so doing. If necessary, the Company also may use some of its employees to solicit proxies from the stockholders personally or by telephone.

          March 30, 2001 has been fixed as the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and, accordingly, only holders of Common Stock of record at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting. The presence in person or by proxy of stockholders holding of record a majority of Common Stock issued and outstanding and entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business at the Annual Meeting. Shares represented by a valid proxy on which the authority to vote for one or more director nominees is withheld, if any, are counted as shares present for determination of a quorum. The number of shares of outstanding Common Stock on March 30, 2001, was 5,839,230, each of which is entitled to one vote.

         Election of each of the director nominees named in Proposal 1 requires the approval of a plurality of the votes cast in the election. For purposes of determining whether a director nominee has been elected, shares as to which authority is withheld will have no effect on the outcome of the voting.

PROPOSAL 1

                              ELECTION OF DIRECTORS

         The Company's Certificate of Incorporation and its Bylaws provide that the Board of Directors shall consist of not less than five nor more than 11 directors and authorize the exact number to be fixed from time to time by resolution of a majority of the Board of Directors. The Board of Directors has fixed the number of members at eight.

         The Company's By-Laws provide that the Board of Directors has the right to divide the Board of Directors into three classes of directors with staggered, three-year terms of office, and provide that upon the expiration of the term of office for a class of directors, the nominees for that class will be elected for a term of three years to serve until the election and qualification of their successors or until their earlier resignation, death or removal from office.

         At its February 16, 2000 meeting, the Board of Directors divided its membership into three classes. Upon expiration of the term of each class, the nominees for that class will thereafter be elected for a term of three years. Accordingly, the Board of Directors has nominated Ms. Minx Auerbach and Messrs. James F. Koch and Lewis Bass to serve in Class III of the Board of Directors for a term of three years, until the election and qualification of their successors or until their earlier resignation, death or removal from office. All nominees are currently serving as directors of the Company. Messrs. John A. Butorac, James M. Mulrooney and David M. Roth serve in Class I of the Board of Directors. Their term will expire in 2003. Messrs. George R. Keller and Terrance A. Smith serve in Class II of the Board of Directors. Their term will expire in 2002.

         It is intended that persons named in the accompanying form of proxy will vote for the nominees listed below unless authority to so vote is withheld. Although the Board of Directors does not expect that any of the nominees identified herein will be unavailable for election, in the event a vacancy in the slate of nominees occurs, the shares represented by proxies in the accompanying form may be voted for the election of a substitute nominee selected by the persons named in the proxy.


                    DIRECTOR AND DIRECTOR NOMINEE INFORMATION


NOMINEES FOR DIRECTORS


                          CLASS III--TERM EXPIRING 2004

Minx Auerbach
Director of the Company since 1997            Age: 78

Minx Auerbach has served as a Director of the Company since it was formed in 1997. Ms. Auerbach also served as a member of the Board of Advisors of Tumbleweed, LLC from January 1995 to its merger with the Company in January 1999. From 1975 to 1979, Ms. Auerbach was the Director of Consumer Affairs for the City of Louisville, Kentucky. From 1979 to 1984, she served as the Executive Assistant to the County Judge Executive of Jefferson County, Kentucky. Ms. Auerbach is currently retired.

James F. Koch
Director of the Company since 2000            Age: 57

James F. Koch has served as a Director of the Company since 2000. Mr. Koch is currently a partner and director in the Louisville, Kentucky public accounting firm of Carpenter, Mountjoy & Bressler, PSC. From March 1994 to June 1996, Mr. Koch was the Chief Financial Officer of Seed Restaurant Group, Inc.

Lewis Bass
Director of the Company since 1997            Age: 79

Lewis Bass has served as a Director of the Company since it was formed in 1997. Mr. Bass also served as a member of the Board of Advisors of Tumbleweed, LLC from January 1995 to its merger with the Company in January 1999. Mr. Bass is currently retired.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE NOMINEES FOR DIRECTORS NAMED ABOVE.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Prior to the completion of the initial public offering of common stock by the Company, the Company's Board of Directors adopted a policy that all future transactions between the Company and its officers, directors, principal stockholders and affiliates must be approved by the Audit Committee and by a majority of the independent members of the Board of Directors who do not have an interest in the transaction, and generally must be on terms no less favorable to the Company than those obtainable from unrelated third parties. Some of the following transactions occurred prior to the adoption of this policy, and, although those transactions necessarily involve conflicts of interest, management believes that all of those transactions were entered into on terms comparable to those obtainable from unrelated third parties, based on a comparison of terms and conditions available from third parties.

LEASES WITH RELATED PARTIES

         The Company leases the facilities and related real property for its Bardstown Road and Valley Station restaurants from TW-DixieBash, LLC, a limited liability company in which David M. Roth, John A. Butorac, Jr. and James M. Mulrooney, directors of the Company, own substantial interests. The Bardstown Road and Valley Station restaurants opened in November 1997 and January 1998, respectively. The Bardstown Road sublease provides for the assumption of all rent under the ground lease agreement with Bashford Manor Mall, Joint Venture. The sublease also provides for rent in the amount of $7,000 per month plus 30% of the restaurant's positive net cash flow. The lease is for a twenty-year term with no option to renew. The Company paid rent totaling $229,802 during 2000. The Valley Station sublease provides for the assumption of all rent under the Holiday Station Associates Limited Lease. The sublease also provides for rent in the amount of $5,000 per month thereafter, plus 30% of the restaurant's positive net cash flow. The sublease is for a twenty-year term with options to renew for three additional five-year terms. The Company paid rent totaling $158,335 during 2000 under the Valley Station sublease.

RELATED PARTY TRANSACTIONS

         In August 1997, the Company's predecessor, Tumbleweed, LLC, entered into an International Agreement with Tumbleweed International, LLC
("International"), a restaurant developer based in Hanau, Germany. The International Agreement grants certain licensing and franchising rights to International for the development of Tumbleweed restaurants outside of the Western Hemisphere. International is a limited liability company owned by three corporations controlled by a group of stockholders including Terrance A. Smith, David M. Roth, Minx Auerbach and George R. Keller, who are directors of the Company, and certain stockholders of the Company. In 2000, International paid $7,355 in fees to the Company under the International Agreement. The members of International are also shareholders in TWED-Charleston, Inc., which operates a franchise full-service Tumbleweed restaurant in Charleston, West Virginia. Tumbleweed, Inc. manages this restaurant under a Management Agreement which provides for the reimbursement of costs incurred and for an incremental management fee intended to recover the costs of accounting and corporate services supplied to the franchisee. In 2000, the Company recorded management and accounting fees of $16,775 in other revenues, and recorded franchise fees and royalties of $60,162 from TWED-Charleston, Inc.

         In February 1997, the Company invested a nominal amount to acquire a 9.5% common member interest in TW-Tennessee, LLC ("TW-Tennessee"), which was organized to develop and operate Tumbleweed full service restaurants as a franchisee of the Company. David M. Roth, a director of the Company, also owns a membership interest in TW-Tennessee. On September 30, 1998, the Company sold its interest in TW-Tennessee to certain members of TW-Tennessee, including Mr. Roth, for $25,000.

         The Company has guaranteed renewals of certain guaranteed indebtedness and any replacement indebtedness of TW-Tennessee, LLC, a franchisee (TW-Tennessee), to the extent and in amounts not to exceed the amounts guaranteed as of September 30, 1998. The Company had guaranteed certain TW-Tennessee obligations as follows, jointly and severally with TW-Tennessee common members: a) up to $1,200,000 under a bank line of credit, b) approximately $2,800,000 of a lease financing agreement, and c) equipment leases with a bank.

         In March 2001, the bank which holds the line of credit filed suit in the Circuit Court of Jefferson County, Kentucky against TW-Tennessee and against the guarantors of the line of credit, including the Company and a Director of the Company. Prior to the suit being filed, the Company along with certain guarantors made a partial payment to the bank. If the bank is unsuccessful in collecting the remaining payments from the other guarantors, the Company would have exposure totaling approximately $1,000,000. While the Company believes it has fulfilled its obligation to the bank and intends to vigorously defend its position, it is too early in the process to predict with certainty the ultimate outcome of this matter since the suit is in the early pleading stages and no discovery has taken place.

              During 1999, the Landlord under the lease financing agreement declared TW-Tennessee to be in default, and accelerated the rent obligations under the leases. On May 8, 2000, the Landlord filed suit in the Chancery Court for Davidson County, Tennessee, against TW-Tennessee and against certain guarantors of the lease obligations, including the Company and a Director of the Company. The Company and certain guarantors of the lease obligations reached an agreement with the Landlord, under which the Company and such guarantors paid certain sums to the Landlord as a final settlement of all claims of the Landlord, and the Landlord dismissed its legal action against and released the Company from further liability under its guarantees.

         The lessor under the equipment leases with TW-Tennessee has declared TW-Tennessee to be in default thereunder and demanded payment in full from all guarantors of the leases, including the Company. The Company has made a partial payment to the lessor and is working with the lessor in pursuing the other guarantors of the equipment leases that have not made any payment. If the lessor is unsuccessful in collecting the remaining sums due from the other guarantors, the Company would have additional exposure totaling approximately $312,000.

         As a result of the settlement with the Landlord under the TW-Tennessee lease financing agreement, and given the demand for payment by the lessor under the TW-Tennessee equipment leases and by the bank that holds the line of credit, the Company has incurred a loss related to the Company's guarantees of TW-Tennessee's obligations. The Company established a reserve in the amount of $725,000 during 2000 of which approximately $716,000 was paid out by December 31, 2000. The reserve amount was based on the Company's payment to the Landlord under the TW-Tennessee lease financing agreement, the Company's share of the various remaining guarantees of TW Tennessee obligations and an estimated amount for legal costs which will likely be incurred in connection with the resolution of this matter. The Company's management believes that it will not incur any significant additional losses in connection with this matter.

         During the year ended December 31, 2000, the Company assumed a TW-Tennessee equipment lease which it had previously guaranteed (see discussion above). The equipment will be utilized in the reconstruction of the Company-owned restaurant which was destroyed as a result of a fire. The capital lease had a balance of approximately $225,000 on the date the lease was assumed.

         In 2000, TW-Tennessee paid royalties of $36,766, and other fees of $12,257 to the Company under the franchise agreement. As of December 31, 2000, TW-Tennessee had no Tumbleweed restaurants which were in operation.

         David M. Roth, a director of the Company, is a member of TW-Indiana, LLC, which in April 1998 acquired the franchise rights to five full-service Tumbleweed restaurants in Indiana and Kentucky from a third party. During 1999, TW-Indiana signed a Development Agreement with the Company for the development of up to ten additional Tumbleweed restaurants in certain specified territories in Indiana and Kentucky. Mr. Roth and TW- Indiana, LLC are also members of TW-Seymour, LLC, a franchisee of the Company which is operating a full- service Tumbleweed restaurant in Seymour, Indiana. During 2000, the Company received royalties of $298,860 and $45,123 from TW-Indiana and TW-Seymour, respectively. As of December 31, 2000, the Company had an interest free note receivable of $50,000 from TW-Indiana, LLC with a maturity date of December 31, 2002.

         David M. Roth, a director of the Company, is a member of TW-Medina, LLC, a franchisee of the Company which operated a full-service Tumbleweed restaurant in Medina, Ohio. Tumbleweed, Inc. managed this restaurant under a Management Agreement which provided for the reimbursement of costs incurred and for an incremental management fee intended to recover the costs of accounting and corporate services supplied to the franchisee. In 2000, TW-Medina paid royalties of $29,674, and other fees of $19,783 to the Company under the franchise agreement. On October 1, 2000, the Company purchased the assets of the Medina, Ohio Tumbleweed restaurant from TW-Medina, LLC for $876,933. The purchase price for the business and property was at fair market value as determined by an independent busines valuation appraisal.

         David M. Roth, John A. Butorac, Jr., and James M. Mulrooney, directors of the Company, and Gregory A. Compton, a former officer of the Company, are members of TW-Evansville, LLC, a franchisee of the Company which operated a full-service Tumbleweed restaurant located in Evansville, Indiana. Tumbleweed, Inc. managed this restaurant under a Management Agreement which provided for the reimbursement of costs incurred and for an incremental management fee intended to recover the costs of accounting and corporate services supplied to the franchisee. In 2000, TW-Evansville paid royalties of $18,550, and other fees of $12,366 to the Company under the franchise agreement. On August 14, 2000, the Company purchased the assets of the Evansville, Indiana Tumbleweed restaurant from TW-Evansville, LLC for $929,400. The Company also assumed TW-Evansville, LLC's equipment capital lease which had a balance of approximately $197,000 on the date of purchase. The purchase price for the business and property was at fair market value as determined by an independent business valuation appraisal.

         David M. Roth, a director of the Company, is a principal of TWED-Beckley, Inc., which constructed a full- service Tumbleweed restaurant in Beckley, West Virginia. Tumbleweed, Inc. performed certain accounting services for this restaurant under an agreement which provided for the reimbursement of costs incurred and for an incremental management fee intended to recover the costs of accounting and other services supplied to the franchisee. In 2000, TWED-Beckley paid royalties and franchise fees of $55,724 and other fees of $6,908 to the Company under the franchise agreement. On October 31, 2000, the Beckley, West Virginia Tumbleweed restaurant ceased operations.

         David M. Roth and Terrance A. Smith, directors of the Company, are members of TW-Rivertown, LLC, which constructed a full-service Tumbleweed restaurant in Grandville, Michigan. Tumbleweed, Inc. performed certain accounting services for this restaurant under an agreement which provided for the reimbursement of costs incurred. In 2000, the Company recorded royalties and franchise fees of $62,817and other fees of $9,672. As of December 31, 2000, $68,464 remains unpaid to the Company. The Company has recorded a valuation allowance in 2000 as management considers it probable that the balance due will not be collected.

         During 2000, David M. Roth, a director of the Company, was of counsel with the law firm of Goldberg & Simpson, P.S.C. which provided legal services to the Company during 2000 and may be expected to render such services to the Company in the future. The Company paid $27,722 in fees for legal services rendered by Goldberg & Simpson, P.S.C. during 2000.

COMMITTEES OF THE BOARD

         The Board of Directors is responsible for the overall affairs of the Company. To assist the Board of Directors in carrying out this responsibility, the Board delegated certain authority to two committees. Information concerning these committees follows.

         AUDIT COMMITTEE. The Audit Committee is comprised solely of non-management directors. The Audit Committee maintains communications with the Company's independent auditors as to the nature of the auditors' services, fees and such other matters as the auditors, the members of the Audit Committee and/or the Board of Directors believe may require attention. The Audit Committee reviews the Company's internal control procedures, quarterly and year-end financial statements and public filings and makes recommendations to the Board with respect thereto. The Audit Committee met seven times during 2000. The current members of the Audit Committee are James F. Koch (Chairman), George R. Keller and Lewis Bass.

         COMPENSATION COMMITTEE. The Compensation Committee (the "Compensation Committee") is comprised solely of non-management directors. The Compensation Committee makes recommendations to the Board of Directors with respect to compensation of officers and with respect to the granting of stock options. The Compensation Committee of the Company's Board met four times during 2000. The current members of the Compensation Committee are David M. Roth (Chairman), George R. Keller and Minx Auerbach.


DIRECTORS' COMPENSATION AND ATTENDANCE

         The Board of Directors met seven times during 2000. All members of the Board of Directors attended each of these meetings, and each director attended all of the meetings of any committee of which he or she was a member which were held during 2000.

         The non-employee directors receive a fee of $2,000 for each meeting of the Board, and a fee of $500 for each committee meeting attended. Committee chairmen will receive an additional $1,500 for each committee meeting. In addition, non-employee directors will receive annual grants of options to purchase shares of Common Stock under the Plan. During 2000, each non-employee director received a grant of options to purchase 7,500 shares. Each new non-employee director will be granted options to purchase 10,000 shares of Common Stock on the date of his or her first election. All options granted to directors will become exercisable in three equal annual installments, beginning on the first anniversary of the date of grant.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and greater than 10% stockholders ("Reporting Persons") to file certain reports ("Section 16 Reports") with respect to beneficial ownership of the Company's equity securities. Based solely on its review of the Section 16 Reports furnished to the Company by its Reporting Persons and, where applicable, any written representation by any of them that no Form 5 was required, all Section 16(a) filing requirements applicable to the Reporting Persons during and with respect to 2000 have been complied with on a timely basis with the exception of Lewis Bass who was one day late in filing a Form 4, and that due to an administrative oversight, Form 5 filings were not made timely for any of Messrs. Smith, Snyder and Mattingly, officers of the Company, Mr. Compton, former Vice President, Secretary and General Counsel of the Company, and Messrs. Keller, Koch, Roth and Butorac and Ms. Auerbach, directors of the Company.

                               EXECUTIVE OFFICERS


         The following table lists the executive officers of the Company, who serve at the pleasure of the Board of Directors. There are no family relationships among any officers or directors of the Company.


Name                   Age   Position
----                   ---   --------
Terrance A. Smith .... 55    President, Chief Executive Officer, and Director
James M. Mulrooney ... 49    Executive Vice President, Chief Financial Officer,
                             and Director
Gary T. Snyder........ 46    Vice President - Company Operations
Glennon F. Mattingly.. 49    Vice President - Controller

         Terrance A. Smith has served as President and Chief Executive Officer of the Company since August, 2000, and is a Director of the Company. Mr. Smith was elected as a director of the Company in September 1997. Since 1997, Mr. Smith has also served as the President of Tumbleweed International, LLC. From 1987 to 1997, Mr. Smith was the President and CEO of Chi-Chi's International Operations, Inc.

         James M. Mulrooney has served as Executive Vice President and Chief Financial Officer of the Company since it was formed in 1997, and is a Director of the Company. Mr. Mulrooney also served as Executive Vice President and Chief Financial Officer of Tumbleweed, LLC from January 1995 to its merger with the Company in January 1999.

         Gary T. Snyder joined Tumbleweed, LLC, the Company's predecessor, as Director of Training and Human Resources in June 1996 and was appointed Vice President of Company Operations in April 1998. Mr. Snyder continues to serve the Company in that capacity. He previously served for 17 years with Bob Evans Farms, Inc.

         Glennon F. Mattingly joined Tumbleweed, LLC, the Company's predecessor, as Controller in March 1995 and was named Vice President-Controller in April 1998. Mr. Mattingly continues to serve the Company in that capacity. Before coming to Tumbleweed, Mr. Mattingly held various positions with Chi-Chi's, Inc. including six years as Director of Budgeting and Financial Analysis.


                      BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth certain information as of December 31, 2000 (except as otherwise noted) regarding the amount of Common Stock beneficially owned by all persons known to the Company who beneficially own more than five percent of the outstanding Common Stock, each director and director nominee of the Company, each Named Executive (as defined under "Executive Compensation" below), and all directors and executive officers of the Company as a group. An asterisk indicates beneficial ownership of less than one percent of the outstanding Common Stock. A person beneficially owns shares if the person has or shares voting or investment power with respect to the shares or has the right to acquire such power within 60 days. Except as otherwise noted, each person named in the table has sole voting and investment power with respect to the listed number of shares.

                                                        Amount and Nature
                                                     of Beneficial Ownership
                                                     -----------------------
                   Name and Address of            Number              Percentage
                    Beneficial Owner             of Shares             of Class
                    ----------------             ---------             --------
Non-Directors   TW Funding, LLC                   400,000 (1)            6.9%
                2301 River Road
                Louisville, KY 40206

                Gerald A. Mansbach (2)            498,002                8.5%
                Mansbach Metal Co.
                1900 Front Street
                Ashland, KY 41101

Directors and   Terrance A. Smith                  10,334 (14)            (*)
Executive       2301 River Road
Officers        Louisville, KY 40206

                James M. Mulrooney              1,286,802 (10)           22.0%
                2301 River Road
                Louisville, KY 40206

                George Keller                     619,366 (9)(14)        10.6%
                4201 Paoli Pike
                Floyd Knobs, IN 47119

                David M. Roth                     770,510 (4)(14)        13.2%
                200 South Fifth Street
                Suite 300S
                Louisville, KY 40202

                Minx M. Auerbach                  158,753 (5)(14)        2.7%

                Lewis Bass                        107,334 (8)(14)        1.8%

                John A. Butorac, Jr.            1,716,439 (3)            29.4%
                560 Sunset Road
                Louisville, KY 40206

                John F. Koch                       15,000                 (*)

                Gregory A. Compton                 20,500 (11)            (*)

                John Brewer                         4,010 (6)             (*)

                Gary T. Snyder                     21,599 (6)(12)         (*)

                All current directors and      3,848,573 (7)(13)(15)    65.9%
                executive officers as a group
                (12 persons)
(*) Indicates less than 1%

(1) Messrs. Butorac, Mulrooney, Roth and Mansbach share voting power with respect to these shares, which have been included in their respective totals.
(2) Mr. Mansbach is the brother of Ms. Auerbach, who is a director.
(3) Mr. Butorac and his wife hold 915,843 shares jointly. Mr. Butorac's wife also holds 400,595 of the listed shares as trustee for their children.
(4) Mr. Roth's wife holds 147,673 of the listed shares. Mr. Roth's shares also include 187,736 shares held or beneficially owned by entities controlled by members of his family.
(5) Ms. Auerbach holds 151,419 of these shares as trustee for a family trust.
(6) Includes 4,000 shares held by TW Funding, LLC allocated to named individual based on his relative ownership interest in TW Funding, LLC.
(7) Shares held by TW Funding, LLC have been included for purposes of calculating the beneficial ownership of the group.
(8) Includes 70,000 shares held in a family trust.
(9) Includes 3,000 shares held by Mr. Keller's wife as trustee under trusts for Mr. Keller and his children, and 1,000 shares held by Mr. Keller as trustee for a personal trust.
(10)Mr. Mulrooney holds 806,200 of the listed shares. Mr. Mulrooney's wife and children hold 80,602 of the listed shares.
(11)Includes 20,000 shares held by TW Funding, LLC allocated to each individual based on his relative ownership interest in TW Funding, LLC.
(12)Includes 17,499 shares representing two-thirds of the options granted to Mr. Snyder on February 15, 1999, which he had the right to acquire as of February 15, 2000 (8,333 shares) and February 15, 2001 (8,333 shares) and one-third of the options granted to the Mr. Snyder on December 17, 1999, which he had the right to acquire as of December 17, 2000 (833 shares).
(13)Includes 31,666 shares, representing two-thirds of the options granted to executive officers which are not directors on February 15, 1999, which the officer had the right to acquire as of February 15, 2000 (15,000 shares) and February 15, 2001 (15,000 shares) and one-third of the options granted to the named Director on December 17, 1999, which the officer had the right to acquire as of December 17, 2000 (1,666 shares).
(14)Includes 7,333 shares, representing two-thirds of the options granted to the named Director on February 15, 1999, which the Director had the right to acquire as of February 15, 2000 (3,333 shares) and February 15, 2001 (3,333 shares) and one-third of the options granted to the named Director on December 17, 1999, which the Director had the right to acquire as of December 17, 2000 (667 shares).
(15)Includes 36,665 shares, representing two-thirds of the options granted to the named Directors on February 15, 1999, which they had the right to acquire as of February 15, 2000 (16,665 shares) and February 15, 2001 (16,665 shares) and one-third of the options granted to the named Directors on December 17, 1999, which the Director had the right to acquire as of December 17, 2000 (3,335 shares).

TW FUNDING, LLC

The members of TW Funding, LLC have guaranteed a loan incurred by TW Funding to finance its purchase of 400,000 shares of Common Stock in the Company's initial public offering in January 1999. The shares held by TW Funding, as well as 1,900,000 shares of Common Stock, of which 1,800,000 shares are beneficially owned by the individuals listed below who are directors of the Company, have been pledged to secure the loan and their guarantee. This pledge totals 2,300,000 shares of Common Stock. The loan matured on March 31, 2001. TW Funding, LLC is currently working to extend the maturity date of the loan to April 30, 2001.

         Shareholder                        Shares Pledged
         -----------                        --------------
         John A. Butorac                           800,000
         James M. Mulrooney                        800,000
         David M. Roth                             200,000
                                            --------------
         Total                                   1,800,000

EXECUTIVE COMPENSATION

         This section of the Proxy Statement discloses compensation for services rendered to the Company during each of the three fiscal years in the period ended December 31, 2000, which compensation was awarded to, paid to, or earned by the Company's Chief Executive Officer and each of the two other executive officers of the Company who were most highly compensated and whose salary and bonus exceeded $100,000 in 2000. The table also includes two individuals whose salary and bonus exceeded $100,000 and who served as executive officers during the year but were not serving in that capacity at year end. Collectively, these persons are sometimes referred to as the "Named Executives".




                           SUMMARY COMPENSATION TABLE
                                                                                                 Long-Term        All Other
                                                            Annual Compensation                Compensation      Compensation
                                                            -------------------                ------------      ------------
                                                                              Other Annual         Stock
Name and Principal Position               Year       Salary         Bonus     Compensation        Options#
---------------------------               ----       ------         -----     ------------       ---------

Terrance A. Smith (5)                     2000       $86,429            $0      $2,500           367,236(1)        $42,987 (7)
President and Chief Executive Officer
John A. Butorac, Jr.                      2000       121,854             0       4,000                 0           208,892 (8)
Former President and Chief Executive
Officer                                   1999       203,400        71,190       6,000                 0                 0

                                          1998       200,000        70,000      23,777                 0                 0
James M. Mulrooney                        2000       182,780             0       6,000                 0                 0
Executive Vice President and Chief
Financial Officer                         1999       177,975        62,292       6,000                 0                 0

                                          1998       175,000        61,250      23,122                 0                 0
Gary T. Snyder                            2000        89,996        17,169       3,600            15,000(2)              0
Vice President - Company Operations
                                          1999        86,117        13,184       3,600            27,500(3)(4)           0

                                          1998        81,281        11,304       3,600                 0                 0
John Brewer                               2000        98,464         3,652       2,400                 0                 0
Former Vice-President of Operations
                                          1999       121,321        22,300       3,600            80,000(3)(4)           0

                                          1998       115,500        14,020       3,600                 0             7,846 (7)
Gregory A. Compton (6)                    2000       102,894        12,691       3,300            10,000(2)              0
Former Vice President, Secretary and
General Counsel                           1999       103,963        16,335       3,600            55,000(3)(4)           0

                                          1998        54,549             0       1,800                 0                 0


(1) Mr. Smith received three separate grants during 2000. He received 42,000 options on August 2, 2000, 125,000 options on August 3, 2000 and 200,236 options on August 11, 2000, all under the Tumbleweed, Inc. 1998 Stock Option and Incentive Compensation Plan.
(2) 15,000 options were granted to Mr. Snyder and 10,000 options were granted to Mr. Compton on August 11, 2000 under the Tumbleweed, Inc. 1998 Stock Option and Incentive Compensation Plan.
(3) 60,000 options were granted to Mr. Brewer, 50,000 options were granted to Mr. Compton and 25,000 options were granted to Mr. Snyder on February 15, 1999 under the Tumbleweed, Inc. 1998 Stock Option and Incentive Compensation Plan.
(4) 20,000 options were granted to Mr. Brewer, 5,000 options were granted to Mr. Compton and 2,500 options were granted to Mr. Snyder on December 17, 1999 under the Tumbleweed, Inc. 1998 Stock Option and Incentive Compensation Plan.
(5) Mr. Smith was named President and Chief Executive Officer in August 2000.
(6) Mr. Compton joined Tumbleweed, LLC, the Company's predecessor, in June 1998 and he terminated his employment with the Company in December 2000.
(7) Represents relocation expenses.
(8) Upon Mr. Butorac's resignation in August 2000, the Company remains obligated under his employment agreement for the payment of one year's salary totaling $208,892 which will be paid over a 12 month period.

                          OPTION GRANTS IN FISCAL 2000



The following table presents information regarding options to purchase shares of Common Stock granted by the Company during 2000 to the Named Executives. The Company has no outstanding SARs and granted no SARs during 2000.


                                                                                 Potential realizable value (6) at
                                                                                         assumed annual
                                                                                      rates of stock price
                               Individual Grants                                  appreciation for option term
-------------------------------------------------------------------------------   -----------------------------

                         Number of     Percent of total
                         securities      options/SARs
                         underlying       granted to    Exercise or
                        Options/SARs     employees in    base price  Expiration
        Name          granted (#) (4)  fiscal year (5)   ($/Share)      Date          5% ($)        10% ($)
        ----          ---------------  ---------------   ---------      ----          ------        -------

Terrance A. Smith      42,000 (1) (8)        5.2%          $2.75       8/2/10        $72,637       $184,077
                      125,000 (2) (8)       15.4%          $2.688      8/3/10        $211,466      $535,896
                      200,236 (3) (8)       24.7%          $3.875     8/11/10        $488,598     $1,238,204

John A. Butorac, Jr.         0               0.0%           N/A         N/A            N/A            N/A

James M. Mulrooney           0               0.0%           N/A         N/A            N/A            N/A

Gary T. Snyder           15,000 (3)          1.8%          $3.88      8/11/10        $36,602        $92,756

Gregory A. Compton (7)   10,000 (3)          1.2%           N/A         N/A            N/A            N/A

John Brewer                  0               0.0%           N/A         N/A            N/A            N/A




(1) The exercise price of the options granted on August 2, 2000 is equal to the closing market price of the common stock on the day before the grant date.
(2) The exercise price of the options granted on August 3, 2000 is equal to the closing market price of the common stock on the day before the grant date.
(3) The exercise price of the options granted on August 11, 2000 is equal to the closing market price of the common stock on the day before the grant date.
(4) Options generally vest and become exercisable at a rate of 1/3 of the total number of shares specified in the option grant during each 12-month period following one year from the date of grant. To the extent any optionee does not exercise an option as to all shares for which the option was exercisable during any 12-month period, the balance of the unexercised options shall accumulate and the option, with respect to those shares, will be exercisable at any later time before expiration. Options expire 10 years from the date of grant.
(5) Based on an aggregate of 811,636 options granted by the Company in 2000.
(6) The Potential Realizable Values illustrate values that might be realized upon exercise immediately prior to the expiration of the term of these options using 5% and 10% appreciation rates, as required by the Securities and Exchange Commission, compounded annually. These values do not, and are not intended to, forecast possible future appreciation, if any, of the Company's stock price. Additionally, these values do not take into consideration the provisions of the options providing for vesting over a period of years or termination of options following termination of employment.
(7) Mr. Compton terminated his employment with the Company in December 2000 and his options have expired in accordance with the Plan.
(8) The options granted to Mr. Smith become immediately vested and exercisable in the event of a change in control of the Company.

                         AGGREGATED OPTION EXERCISES IN
                     FISCAL 2000 AND FISCAL YEAR END VALUES


         No options to purchase shares of Common Stock were exercised during 2000 by the Named Executives. There were no SARs outstanding during 2000. The following table sets forth the number and value of unexercised options held by the Named Executives at year end.

                                                  Number of Securities
                                                  Underlying Unexercised         Value of Unexercised In-The-
                                                  Options at FY-End              Money Options at FY-End(1)
                                                  -----------------              --------------------------
                           # Shares
                           Acquired      Value
                           on Exercise   Realized  Exercisable    Unexercisable  Exercisable   Unexercisable
                           -----------   --------  -----------    -------------  ----------   -------------

Terrance A. Smith  (5)          0            $0           0          379,236          0              0

John A. Butorac, Jr. (6)        0             0           0            7,500          0              0

James M. Mulrooney  (2)         0             0           0                0          0              0

Gary T. Snyder                  0             0       9,166           33,334          0              0

Gregory A. Compton(3)           0             0      16,667                0          0              0

John Brewer (4)                 0             0           0                0          0              0


(1) The last trade of the Company's common stock, as reported by NASDAQ on December 31, 2000, was $2.00. That price was used in calculating the value of exercisable and unexercisable options, of which 25,833 were exercisable and 412,570 were unexercisable as of December 31, 2000.
(2) Mr. Mulrooney has not been granted any stock options.
(3) At the time of Mr. Compton's decision to leave the Company, 16,667 options from his 1999 grant were vested. They remain exercisable for 90 days from date of departure (December 1, 2000) from the Company.
(4) Any options granted to Mr. Brewer prior to his termination in August 2000, were forfeited as of December 31, 2000.
(5) The unexercisable options for Mr. Smith includes 12,000 options granted in 1999, prior to his being named President and Chief Executive Officer.
(6) Mr. Butorac was granted 7,500 options on August 11, 2000 subsequent to his resignation as President and Chief Executive Officer. He received the options while serving as director of Tumbleweed, Inc.

                             AUDIT COMMITTEE REPORT

         The Audit Committee of the Board of Directors of the Company has been established to implement and to support the Board's oversight function with respect to the Company's financial reporting, accounting policies, internal controls and independent outside auditors, Ernst & Young LLP. The Audit Committee Charter, adopted by the Board on May 10, 2000 is included as Exhibit A to this Proxy Statement. All members of the Audit Committee are independent as defined in Rule 4200(a)(15) of the National Association of Securities Dealers listing standards.

         In connection with the December 31, 2000 financial statements, the Audit Committee reviewed and discussed the audited financial statements with management; discussed with the auditors the matters required by Statement on Auditing Standards No. 61; and received and discussed with the auditors the matters required by Independent Standards Board Statement No. 1 and considered the compatibility of non-audit services with the auditor's independence.

         Based on these reviews and discussions, the Audit Committee recommended to the Board that the Company's audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2000.

Audit Fees

         The Company paid Ernst & Young LLP approximately $90,000 for the fiscal year 2000 audit and review of the Forms 10-Q.

All Other Fees

         Aggregate fees for all other services (consisting of tax compliance, research and consulting) rendered by Ernst & Young LLP for the fiscal year 2000 were approximately $20,000.

         The foregoing report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Act of 1934, except to the extent the Company specifically incorporates such report by reference therein.

         AUDIT COMMITTEE
         James F. Koch (Chairman)
         George R. Keller
         Lewis Bass



                          COMPENSATION COMMITTEE REPORT


         THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS OF THE COMPANY, WHICH IS COMPOSED SOLELY OF NON-EMPLOYEE DIRECTORS OF THE COMPANY, HAS FURNISHED THE FOLLOWING REPORT ON EXECUTIVE COMPENSATION.

OVERALL COMPENSATION PHILOSOPHY

         The Company's compensation policies for the executive officers and other senior management personnel of the Company are administered by the Compensation Committee of the Board of Directors, composed of Ms. Auerbach and Messrs. Roth and Keller. The primary components of executive compensation are base salary, bonus and longer-term incentives such as stock options. During the year ended December 31, 2000, the Company granted Mr. Smith 367,236 options represented by three separate grants. The Company has not to date granted any stock options to Mr. Mulrooney. During the past fiscal year, the Company has continued to place an emphasis on the performance-based elements of executive compensation.

         In general, the Company controls base salaries and compensates outstanding performance through bonus compensation and stock options as a longer-term incentive. As a result, the following principles apply to executive compensation:

    - Base salaries are competitive with similar restaurant companies; and

    - A significant portion of executive compensation is tied to the Company's success in meeting predetermined stated net income goals and other annual and long-term performance goals.

         The overall objectives of this strategy are to attract and retain the best possible executive talent and to motivate the Company's executives to achieve the goals inherent in the Company's business strategy.

BASE SALARIES

         In approving the fiscal 2000 base salary for Mr. Smith, the Company's President and Chief Executive Officer, and Mr. Mulrooney, the Company's Executive Vice President and Chief Financial Officer, the Compensation Committee has reviewed the salaries of the officers in relation to average salaries within the industry for comparable areas of responsibility as presented in a report prepared for the Company by an independent compensation consultant. This reflects the previously mentioned objective of controlling base salary costs and emphasizing incentive compensation. Future adjustments to base salaries and salary ranges will reflect average movement in the competitive market as well as individual performance.

EXECUTIVE EMPLOYMENT AGREEMENTS

         The Company entered into employment agreements with Terrance A. Smith and James M. Mulrooney on August 2, 2000 and June 23, 1998, respectively, which entitled Mr. Smith to receive a 2000 annual base salary of $208,900 and Mr. Mulrooney a 1999 base salary of $175,000, both subject to cost of living increases based upon increases in the Consumer Price Index. Both Messrs. Smith and Mulrooney will also receive bonus compensation based upon the incentive compensation plan discussed below. The agreements have an initial term of five years and extend automatically each year for one additional year unless both parties agree to termination prior to the end of any term. If the Company terminates the employment agreement without cause, the executive would be entitled to receive continued salary and benefits for a twelve month period. If the employment agreement is terminated by the Company for cause, the executive is not entitled to any compensation following the date of such termination other than the pro rata amount of his then current base salary and bonuses earned through such date. Upon any termination of employment, the terminated executive is prohibited from competing with the Company for two years. Under the terms of the employment agreements, both Mr. Smith and Mr. Mulrooney report directly to the Board of Directors with Mr. Smith having primary responsibility for operational, marketing, training, franchising, purchasing and commissary matters and Mr. Mulrooney having primary responsibility for financial, banking, accounting, legal and construction matters.

         Salaries for other executive officers and senior management personnel are determined by the Company based upon similar industry standards.

INCENTIVE COMPENSATION

         To ensure that an important portion of compensation is based on performance, the annual bonus payable to the executive officers of the Company is based upon the attainment of targeted performance measurements by the Company. All other salaried employees of the Company other than store-level managers participate in the same bonus plan. Each executive earns incentive compensation if the Company achieves a stated quarterly net income goal. At the beginning of each fiscal year, the Compensation Committee establishes a bonus amount expressed as a percentage of salary for each participant, and after the end of each fiscal year, the Compensation Committee reviews the bonus attained by the executive officers of the Company participating in the plan. The Compensation Committee also establishes a net income goal for each quarter. The amount of the bonus earned by a participating executive is based upon the extent to which the Company attains or exceeds attainment of a specified percentage of the net income goal. The Company reserves the right to change or modify the program at any time.

         For executive officers other than Mr. Smith and Mr. Mulrooney, payments are determined and made to participants on a quarterly basis. Mr. Smith's and Mr. Mulrooney's bonus compensation is calculated and accrued on a quarterly basis in a similar manner. However, the incentive compensation payments will not be made for the year until after the fourth quarter is determined. The Compensation Committee has the option of approving discretionary payments under the plan to Messrs. Smith and Mulrooney, and other participants in the plan, in consideration of special circumstances which may interfere with the attainment of the annual net income goal. For 2000, the Compensation Committee approved no bonus payment due to the fact that the annual net income was below established goals.

STOCK OPTIONS

         The Tumbleweed, Inc. 1998 Stock Option and Incentive Compensation Plan (the "Plan") provides for the granting of any of the following awards to eligible employees or directors of the Company and its subsidiaries: (i) employee stock options, including both "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code ("ISOs") and options that do not qualify as ISOs ("Non-Qualified Options"); (ii) automatic grants of options to non-employee directors; (iii) stock appreciation rights; and (iv) restricted stock and performance stock awards. The Plan is intended to provide incentives and rewards for employees and directors to support the implementation of the Company's business plan and to align the interests of employees and directors with those of the Company's stockholders.

         The Plan is administered by the Compensation Committee. The Committee is authorized, among other things, to determine employees to whom grants of awards will be made and take such action as it deems necessary or advisable for the administration of the Plan. The Company currently has approximately 200 salaried employees. The Committee may also construe, interpret and correct defects, omissions and inconsistencies in the Plan. The Committee has no discretion with respect to the terms and conditions of the options granted automatically to non- employee directors under the Plan.

         The exercise price of grants is equal to the market price as of the date of such grant. Stock options granted under the Plan are exercisable for a term of not more than ten years, as determined by the Committee. Generally options are exercisable for 33% of the number of shares subject to the option on each of the first, second and third anniversaries of the date of grant.

         The Common Stock subject to the Plan is authorized but unissued shares or previously acquired shares. The number of shares of Common Stock originally available for grants of awards under the Plan equaled the greater of 635,000 shares, or 10% of the number of shares of Common Stock outstanding from time to time, including 100,000 shares reserved for options automatically granted to non-employee directors under the Plan. On August 11, 2000, the Board of Directors elected, subject to shareholder approval, to increase the aggregate number of shares of Company stock which may be issued pursuant to Awards of Non-Qualified Options under the Plan by 600,000 for a maximum of 1,235,000 shares, and provided that an additional 70,000 of Non-Qualified Options available under the Plan be set aside and reserved for grants from time to time to the members of the non-employee members of the board. The Board further elected to grant certain awards to Mr. Terrance A. Smith, President, CEO and a Director of the Company, a total of 367,236 options under the Plan as of the following dates and at the following exercise prices:


     Grant Date        Number of Stock Options            Exercise Price
     ----------        -----------------------            --------------
       8/2/00                    42,000                       $2.75
       8/3/00                  125,000                        $2.688
       8/11/00                 200,236                        $3.875

The grants made to Mr. Smith under the Plan as of August 11 were in excess of the 200,000 limit under Section 5 of the Plan and as a result the Board made these grants in excess of the 200,000 limit subject to shareholder approval as described in Proposal 3 below. The Board provided that the options awarded to Mr. Smith would become exercisable for one-third of the number of shares subject to the option on each of the first, second and third anniversaries of the date of grant, except that all options will be immediately exercisable upon a change of control of the Company.

         The exercise price of all of the options granted under the Plan prior to December 17, 1999 was equal to the initial public offering price of $10.00 per share. The exercise price of grants on and subsequent to that date will be equal to the closing price of the Company's common stock on the day before the grant, and will therefore have no realizable value until the trading price increases. Stock options granted under the Plan will be exercisable for a term of not more than ten years, as determined by the Committee. The option grants will generally become exercisable for one-third of the number of shares subject to the option on each of the first, second and third anniversaries of the date of grant.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

         Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), limits the amount of individual compensation for certain executives that may be deducted by the employer for federal tax purposes in any one fiscal year to $1 million unless such compensation is "performance-based." The determination of whether compensation is performance-based depends upon a number of factors, including stockholder approval of the plan under which the compensation is paid, the exercise price at which options or similar awards are granted, the disclosure to and approval by the stockholders of applicable performance standards, the composition of the Compensation Committee, and certification by the Compensation Committee that performance standards were satisfied. The policy of the Company is generally to design its compensation plans and programs to ensure full deductiblity. The Compensation Committee attempts to balance this policy with compensation programs designed to motivate management to maximize stockholder wealth. If the Compensation Committee determines that the interests of the stockholders are best served by the implementation of compensation policies that are affected by Section 162(m) of the Code, Company policies do not restrict the Committee from exercising discretion in approving compensation packages even though that flexibility may result in certain non-deductible compensation expenses.

         COMPENSATION COMMITTEE
         David M. Roth, Chair
         George R. Keller
         Minx Auerbach


                        COMPENSATION COMMITTEE INTERLOCKS
                            AND INSIDER PARTICIPATION

         None of the members of the Compensation Committee during 2000, Ms. Auerbach, and Messrs. Keller and Roth (or Mr. Roth's predecessor on the Compensation Committee, Mr. W. Roger Drury), has served as an officer or employee of the Company or any of its subsidiaries. Further, the members of the Compensation Committee have not engaged in any other transactions with the Company during 2000 outside of their capacity as directors except as disclosed under the section of this proxy statement entitled "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."

                                PERFORMANCE GRAPH

The following graph sets forth the yearly percentage change in the cumulative total stockholder return on Company Common Stock during 1999 and 2000, compared with the Russell 2000 Index and Standard & Poor's Small Cap 600 Restaurants Sector Index.

[GRAPHIC OMITTED]




                                               Cumulative Total Return
                                               -----------------------
                     1/1/99     3/99     6/99     9/99    12/99     3/00     6/00     9/00    12/00

TUMBLEWEED, INC.     100.00    92.50    92.50    74.06    70.00    62.50    26.25    30.63    20.00
RUSSELL 2000         100.00    94.58   109.28   102.37   121.26   117.04   112.62   113.86   106.00
PEER GROUP           100.00   103.09   115.29   109.56   102.06   102.51   110.09   116.90   131.66



PROPOSAL 2


                 APPROVAL OF APPOINTMENT OF INDEPENDENT AUDITORS



         The firm of Ernst & Young LLP served as the Company's independent auditors for 2000. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting to respond to appropriate questions and will have an opportunity to make a statement if they so desire.

         The Board of Directors has selected the firm of Ernst & Young LLP to audit the books of the Company for the year 2001, subject to stockholder approval. Ernst & Young LLP has served as the Company's independent auditors since its inception in December 1997, as well as the independent auditors of the Company's predecessor, Tumbleweed, LLC, since its inception in 1994.

         A majority of the shares represented at the 2001 Annual Meeting of Stockholders is required to ratify the Board's selection of Ernst & Young LLP as the Company's independent auditors for the year 2001. The Board of Directors recommends that stockholders vote "FOR" the proposal. Proxies, unless they contain contrary written instructions, will be voted "FOR" the proposal.



PROPOSAL 3


                       AMENDMENT TO THE 1998 STOCK OPTION
                         AND INCENTIVE COMPENSATION PLAN

         On August 11, 2000 the Board of Directors authorized amendments to the Plan, subject to shareholder approval, to (i) increase the number of shares of Common Stock reserved for issuance under the Plan to the greater of 1,235,000 or 10% of the number of shares outstanding from time to time from the greater of 635,000 or 10% of the number of shares outstanding from time to time and (ii) increase the number of shares available for issuance to independent directors to 170,000 from 100,000. Without this amendment there would be no additional shares available for issuance under the Plan. The Board believes that the availability of shares under the Plan is required to attract and retain key employees and directors.

         Under Section 5 of the Company's 1998 Stock Option and Incentive Compensation Plan (Plan) as originally adopted, no Company employee could be granted Awards under the Plan representing more than 200,000 shares, and Section
12.1 of the Plan requires shareholder approval for increasing this limit. As of August 11, 2000, the Board, in consideration of Mr. Smith's agreement to assume the duties of President of the Company, ratified and approved the grant by the Compensation Committee of the Board to Mr. Terrance A. Smith of a total of 367,236 options under the Plan as of the following dates and at the following exercise prices:

         Grant Date        Number of Stock Options            Exercise Price

         8/2/00                      42,000                   $2.75
         8/3/00                    125,000                    $2.688
         8/11/00                   200,236                    $3.875

The grants made to Mr. Smith under the Plan as of August 11, 2000 were in excess of the 200,000 limit under Section 5 of the Plan, and as a result the Board made these grants in excess of the 200,000 limit subject to shareholder approval. The Board believes that increasing this limit was necessary to attract Mr. Smith and to attract and retain other key employees. A majority of the shares represented at the 2001 Annual Meeting of Stockholders is required to approve these amendments to the Plan. The Board of Directors recommends that stockholders vote "FOR" the proposal. Proxies, unless they contain contrary written instructions, will be voted "FOR" the proposal.


                              STOCKHOLDER PROPOSALS

         Any stockholder of the Company wishing to submit a proposal for action at the Company's 2002 Annual Meeting of Stockholders and desiring the proposal to be considered for inclusion in the Company's proxy materials must provide a written copy of the proposal to the management of the Company at its principal executive office not later than November 23, 2001, and must otherwise comply with rules of the Securities and Exchange Commission relating to stockholder proposals. The proxy or proxies designated by the Company will have discretionary authority to vote on any matter submitted by a stockholder for consideration at the 2002 Annual Meeting of Stockholders, unless written notice of the matter is received by the Company at its principal executive offices not later than April 1, 2002.

                                     GENERAL

         Management does not know of any other business to come before the Annual Meeting. If, however, other matters do properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

         A list of stockholders entitled to be present and vote at the Annual Meeting will be available for inspection by stockholders at the Company's corporate office located at 2301 River Road, Louisville, Kentucky 40206 for at least ten days prior to the date of, and will be available at, the Annual Meeting.

         The Annual Report of the Company for 2000 (which is not part of the proxy soliciting material) is being mailed with this proxy statement to all stockholders of record as of the record date for the Annual Meeting.

         THE COMPANY WILL, UPON THE WRITTEN REQUEST OF ANY STOCKHOLDER, FURNISH WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K, AND A LIST OF ALL ITS EXHIBITS, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE YEAR ENDED DECEMBER 31, 2000. REQUESTS FOR COPIES SHOULD BE DIRECTED TO INVESTOR RELATIONS, TUMBLEWEED, INC., 2301 RIVER ROAD, LOUISVILLE, KENTUCKY 40206.

                                 OTHER BUSINESS

         It is not anticipated that any other business will arise during the Annual Meeting. Management of the Company has no other business to present and does not know that any other person will present any other business. However, if any other business properly comes before the stockholders for a vote at the meeting, proxy holders will vote your shares in accordance with their best judgment.

                                    EXHIBIT A

                                TUMBLEWEED, INC.
                             AUDIT COMMITTEE CHARTER

Organization

This charter governs the operations of the Audit Committee of the Board of Directors of Tumbleweed, Inc.. The Committee shall review and reassess the charter at least annually and obtain the approval of the Board of Directors. The Committee shall be appointed by the Board of Directors and shall comprise at least three directors, each of whom are independent of management and the Company. Members of the Committee shall be considered independent if they have no relationship that may interfere with the exercise of their independence from management and the Company. All committee members shall be financially literate, and at least one member shall have accounting or related financial management expertise.

Statement of Policy

The Audit Committee shall provide assistance to the Board of Directors in fulfilling their oversight responsibility to the shareholders, potential shareholders, the investment community, and others relating to the Company's financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function, the annual independent audit of the Company's financial statements, and any legal compliance and ethics programs as established by management and the Board. In so doing, it is the responsibility of the Committee to maintain free and open communication between the Committee, independent auditors, and management of the Company. In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the power to retain outside counsel, or other experts for this purpose.

Responsibilities and Processes

The primary responsibility of the Audit Committee is to oversee the Company's financial reporting process on behalf of the Board and report the results of their activities to the Board. Management is responsible for preparing the Company's financial statements, and the independent auditors are responsible for auditing those financial statements. The Committee in carrying out its responsibilities believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The Committee should take the appropriate actions to set the overall corporate "tone" for quality financial reporting, sound business risk practices, and ethical behavior.

The following shall be the principal recurring processes of the Audit Committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the Committee may supplement them as appropriate.

o The Committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the Board and the Audit Committee, as representatives of the Company's shareholders. The Committee shall have the ultimate responsibility to evaluate and, where appropriate, replace the independent auditors. The Committee shall discuss with the auditors their independence from management and the Company and the matters included in the written disclosures required by the Independence Standards Board. Annually, the Committee shall review and recommend to the Board the selection of the Company's independent auditors, subject to shareholders' approval.

o The Committee shall discuss with the independent auditors the overall scope and plans for their audit including the adequacy of staffing and compensation. Also, the Committee shall discuss with management and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company's system to monitor and manage business risk, and legal and ethical compliance programs. Further, the Committee shall meet separately with the independent auditors, with and without management present, to discuss the results of their examinations.

o The Committee shall review the interim financial statements with management and the independent auditors prior to the filing of the company's Quarterly Report on Form 10-Q. Also, the Committee shall discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards. The chair of the Committee may represent the entire Committee for the purposes of this review.

o The Committee shall review with management and the independent auditors the financial statements to be included in the Company's Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K), including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the Committee shall discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards.

                                              Adopted by the Board of Directors
                                              of Tumblewed, Inc. May 10, 2000